Exhibit 99.1

The Rouse Company

2003 Segment Performance Guidance

The Rouse Company established 2003 performance guidance for its three revenue-producing segments.  Segment operating data are presented in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  As required by the Statement, segment data are reported using the performance measure and accounting policies followed by the Company for internal reporting to management which differ, in certain respects, from those used for reporting under accounting principles generally accepted in the United States of America (GAAP).  The performance measure used by the Company is Net Operating Income (NOI).  The Company defines NOI as segment revenues (exclusive of corporate interest income) less operating expenses (including provisions for bad debts, certain current income taxes and net losses (gains) on sales of properties developed for sale, but excluding fixed charges (interest expense, distributions on Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and ground rent expense, net of interest income earned on corporate investments), and real estate depreciation and amortization).  The accounting policies used to calculate NOI and other operating results data are the same as those used by the Company in its condensed consolidated financial statements prepared in accordance with GAAP, except that real estate ventures in which the Company has joint interest and control and certain other unconsolidated ventures are accounted for using the proportionate share method rather than the equity method, and the Company’s share of FFO of other unconsolidated ventures is included in revenues.  Also, discontinued operations and minority interests are included in NOI rather than separately presented.  These segment accounting policies affect only the reported revenues and expenses of the segments and have no net effect on our reported NOI or net earnings.

The 2003 segment performance guidance is summarized below (in millions):

For the year ending December 31, 2003
	Low Range	High Range

Net Operating Income
Retail centers	$ 500	$ 510
Office and other properties	$ 122	$ 127
Community development	$ 85	$ 90

This release includes forward-looking statements, which reflect the Company’s current view with respect to future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical or anticipated results.  The words “believe,” “expect,” “anticipate” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  The Rouse Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For a discussion of certain factors that could cause actual results to differ materially from historical or anticipated results, including real estate investment risks, development risks and changes in the economic climate, see Exhibit 99.1 of The Rouse Company’s Form 10-K for the year ended December 31, 2002.